Exhibit 10.12

EMPLOYMENT AGREEMENT

AS AMENDED AND RESTATED

THIS EMPLOYMENT AGREEMENT (this “Agreement”), originally effective as of May 25, 2006 (the “Effective Date”), is amended and restated on December 23, 2008 between Massey Energy Company, a Delaware corporation (the “Company”), and Michael K. Snelling (the “Executive”). This Agreement amends, restates and supersedes the employment agreement between the Company and the Executive effective as of the Effective Date (the “Original Agreement”).

WITNESSETH:

WHEREAS, Executive is a senior executive of the Company or one of its Subsidiaries (as defined in Section 25) and has made and is expected to continue to make major contributions to the short-term and long-term profitability, growth and financial strength of the Company; and

WHEREAS, the Board of Directors of the Company (the “Board,” as defined in Section 25) recognized that, as is the case with many publicly held corporations, the possibility of a Change in Control (as defined in Section 25) exists and consequently entered into a Change in Control Severance Agreement dated May 25, 2006 with the Executive, which the Company and the Executive amended and restated effective January 1, 2009 (the “Change in Control Agreement”); and

WHEREAS, the Board determined that Executive should be provided with certain employment rights during his continued employment prior to the generally applicability of the Change in Control Agreement, as well as certain severance rights in the event his employment ends under circumstances where the Change in Control Agreement is inapplicable; and

WHEREAS, the Board determined that Executive will not be entitled to payments and benefits under the Original Agreement and the Change in Control Agreement with respect to the same set of circumstances and that it is desirable to provide for appropriate coordination, without duplication, of payment and benefit rights in the event Executive becomes entitled to payments or benefits pursuant to the Original Agreement and at the same time is entitled to payments and benefits under the Change in Control Agreement; and

WHEREAS, in consideration of Executive’s continued employment with the Company, the Company desired to provide Executive with certain compensation and benefits set forth in the Original Agreement in order to ameliorate the financial and career impact on Executive in the event Executive’s employment with the Company is terminated for certain reasons prior to a Change in Control; and

WHEREAS, the Company and the Executive entered into the Original Agreement, effective as of the Effective Date; and

WHEREAS, the Company and the Executive now desire to amend and restate the Original Agreement to reflect provisions of Section 409A of the Code and the final regulations issued thereunder, which amendment is to be effective as of the original Effective Date.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter set forth (including definitions of capitalized terms which are set forth in Section 25 and throughout this Agreement) and intending to be legally bound hereby, the Company and Executive agree as follows:

1. Employment.

(a) Subject to the terms and conditions of this Agreement, the Company agrees to employ Executive during the term hereof as a senior executive of the Company or one of its Subsidiaries (as defined in Section 25). In such capacity, Executive shall report to such person as the President and Chief Executive Officer of the Company shall determine, and shall have the customary powers, responsibilities and authorities of executives holding such positions in corporations of the size, type and nature of the Company or Subsidiary which employs him, as it exists from time to time, and as are assigned by the President and Chief Executive Officer of the Company.

(b) Subject to the terms and conditions of this Agreement, Executive hereby accepts such employment originally commencing as of the Effective Date and agrees, subject to any period of vacation and sick leave, to devote his full business time and efforts to the performance of services, duties and responsibilities in connection therewith.

2. Term of Agreement.

(a) Regular Term. The term of this Agreement (the “Term”) commenced on the Effective Date and shall continue until May 25, 2009.

(b) Termination of Agreement Upon a Change in Control. Notwithstanding the foregoing, this Agreement shall automatically terminate if Executive is employed by the Company or any Subsidiary (as defined in Section 25) at the time a Change in Control occurs.

3. Compensation.

(a) Salary. During the Term, the Company shall pay Executive a base salary (“Base Salary”) at an annual rate of $320,000 effective as of June 1, 2006. Base Salary shall be payable in accordance with the ordinary payroll practices of the Company (but no less frequently than monthly). During the Term, the Board shall, in good faith, review, at least annually, Executive’s Base Salary in accordance with the Company’s customary procedures and practices regarding the salaries of senior executives and may, if determined by the Board to be appropriate, increase, but not decrease, Executive’s Base Salary following such review. “Base Salary” for all purposes herein shall be deemed to be a reference to any such increased amount.

(b) Annual Bonus. In addition to his Base Salary, during the Term, Executive shall be eligible to receive annual cash bonus awards for fiscal years 2007, 2008 and 2009 of $185,000, which amount may be increased at the discretion of the Compensation Committee. Each annual cash bonus award shall be subject to the terms and conditions set forth by the Compensation Committee of the Board for each fiscal year. Except as provided herein, the annual cash bonus awards shall be payable to Executive at the time bonuses are paid to other similarly situated executives of the Company and its Subsidiaries in accordance with the Company’s policies and practices as set by the Board.

(c) Long-term Incentive Awards. During the Term, Executive shall be eligible to receive long-term incentive awards as a Level 2 participant in the Company’s long-term incentive awards program. The long-term incentive awards shall be subject to the terms and conditions set forth by the Compensation Committee of the Board for each long-term incentive period. Except as provided herein, long-term cash incentive awards shall be payable or shall vest, as the case may be, at the time such awards are paid or vest for similarly situated executives of the Company and its Subsidiaries in accordance with the Company’s policies and practices as set by the Board.

(d) Existing Equity- and Cash-Based Compensation. Any outstanding agreement made with Executive under the Company’s long-term cash and equity incentive program, including, stock option, restricted stock, restricted unit, other equity- or cash-based incentive awards or other equity- or cash-based incentive agreements as of the Effective Date and the date hereof (the “Ancillary Documents”) shall remain in full force and effect and shall not be affected by this Agreement, except as set forth in Section 6(c).

4. Employee Benefit Programs, Plans and Practices; Perquisites. The Company shall provide Executive while employed hereunder with coverage under such employee benefit plans (commensurate with his position in the Company and to the extent permitted under any employee benefit plan) in accordance with the terms thereof, Directors and Officers insurance policy, which covers claims arising out of actions or inactions occurring during the Term, in accordance with the Directors and Officers insurance policy, and other employee benefits which the Company may make available to other similarly situated executives of the Company and its Subsidiaries from time to time in its discretion. The Company also shall provide Executive while employed hereunder with perquisites which the Company may make available to other similarly situated executives of the Company and its Subsidiaries from time to time in its discretion.

5. Expenses. Subject to prevailing Company policy or such guidelines as may be established by the Board, the Company will reimburse Executive for all reasonable expenses incurred by Executive in carrying out his duties no later than the last day of the year following the year in which the Executive incurs the reimbursable expense.

6. Termination of Employment.

(a) Employment Rights. Executive and the Company acknowledge that, except as may otherwise be provided under this Agreement or any other written agreement between Executive and the Company or a Subsidiary or as set forth in Section 6(b), the employment of Executive by the Company is “at will” and may be terminated by the Company without further compensation. Nothing expressed or implied in this Agreement will create any right or duty on the part of the Company or Executive to have Executive remain in the employment of the Company or any Subsidiary.

(b) Termination in a Covered Termination. Executive shall be entitled to the payments provided in Section 6(c) on account of a Covered Termination. A “Covered Termination” is the severance of Executive’s employment that occurs during the Term and prior to the occurrence of a Change in Control, under circumstances where Executive is not entitled to any compensation, payment or benefit under the Change in Control Agreement and due to either (i) a termination by the Company other than for Cause (as defined in Section 25) and other than due to Executive’s death or Disability (as defined in Section 25) or (ii) a termination by Executive for Good Reason (as defined in Section 25).

(c) Payments and Benefits Upon a Covered Termination. Subject to the provisions of Sections 7, 8 and 9 hereof, in the event a Covered Termination described in Section 6(b) occurs, the Company shall pay or provide to Executive on or beginning, as applicable, the first business day that occurs following sixty (60) days after his Termination Date (as defined in Section 25):

(i) a lump sum cash payment equal to Executive’s Base Salary in effect on his Termination Date from the day following the Termination Date to the end of the Term, but in no event shall the aggregate amount of such payments exceed 2.5 times Executive’s Base Salary as of the Termination Date;

(ii) a lump sum cash payment equal to Executive’s Retention Cash Awards (as defined in Section 25) that are unpaid as of the Termination Date;

(iii) a lump sum cash payment equal to the sum of (A) any earned annual cash bonus award for fiscal year 2006, 2007 or 2008 that is unpaid prior to Executive’s Termination Date (determined without regard to any requirement that Executive remain employed until the regular payment date therefor) and (B) any and all target annual cash bonus awards for each of fiscal years 2006, 2007, and 2008 that has not ended prior to Executive’s Termination Date, plus five twelfths ( 5/12) of Executive’s target annual cash bonus award for fiscal year 2009. (For target annual cash bonus awards for 2007, 2008, or 2009 that have not been set as of the Termination Date, the target annual cash bonus awards for such year(s) shall be equal to Executive’s last target annual cash bonus award that has been set.);

(iv) a lump sum cash payment equal to the sum of (A) any earned long-term cash incentive bonus award for a long-term performance period that contains, as a last year of measurement, fiscal year 2006, 2007 or 2008 and that has ended prior to Executive’s Termination Date that is unpaid as of the Termination Date (determined without regard to any requirement that Executive remain employed until the regular payment date therefor) and (B) any and all target long-term cash incentive bonus awards for each of the long-term performance periods that contain, as a last year of measurement, fiscal year 2006, 2007, or 2008, that has not ended prior to Executive’s Termination Date, plus twenty-nine thirty sixths ( 29/36) of the target amount for the long-term performance period that contains, as a last year of measurement, fiscal year 2009. (For target long-term cash incentive bonus awards that have not been set as of the Termination Date, the target long-term cash incentive bonus awards shall be equal to Executive’s last annual target long-term cash incentive bonus award that has been set.);

(v) all outstanding equity-based awards granted to Executive prior to or during the Term of this Agreement but prior to the Termination Date, including but not limited to stock options, restricted stock and restricted units, that otherwise would vest during the Term of this Agreement, shall automatically be immediately vested on Executive’s Termination Date; and

(vi) from the day following the Termination Date to the end of the Term (the “Medical Coverage Period”), Executive shall continue to receive on a monthly basis the medical coverage in effect on his Termination Date (or generally comparable coverage) for himself and, if applicable, his spouse and dependents, as the same may be changed from time to time for employees generally, as if Executive had continued in employment during such period; or, as an alternative, the Company may elect to pay Executive cash in lieu of such coverage in an amount equal to Executive’s reasonable after-tax cost of continuing comparable coverage, where such coverage may not be continued by the Company (or where such continuation would adversely affect the tax status of the plan pursuant to which the coverage is provided), with any such cash payments to be made in accordance with the ordinary payroll practices of the Company (not less frequently than monthly) for employees generally for the period during which such cash payments are to be provided.

(A) If Executive does not receive the cash payment described in the preceding sentence, the Company shall take all commercially reasonable efforts to provide that the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended (COBRA), health care continuation coverage period under section 4980B of the Code (as defined in Section 25) shall commence immediately after the Medical Coverage Period, with such continuation coverage continuing until the end of applicable COBRA health care continuation coverage period.

(B) If Executive would have been eligible for post-retirement medical coverage had he retired from employment during the Medical Coverage Period, but is not so eligible as the result of his Covered Termination, then at the conclusion of the benefit continuation period described in (A) above, the Company shall take all commercially reasonable efforts to provide Executive on a monthly basis with additional continued group medical coverage comparable to that which would have been available to him from time to time under the Company’s post-retirement medical program, for as long as such coverage would have been available under such program, or, as an alternative, the Company may elect to pay Executive cash in lieu of such coverage in an amount equal to Executive’s reasonable after-tax cost of continuing comparable coverage, where such coverage may not be continued by the Company (or where such continuation would adversely affect the tax status of the plan pursuant to which the coverage is provided), with any such cash payments to be made in accordance with the ordinary payroll practices of the Company (not less frequently than monthly) for employees generally for the period during which such cash payments are to be provided.

Notwithstanding anything to the contrary herein, in no event shall this Agreement entitle Executive to receive more than one payment for any award granted to Executive; if any award is earned or otherwise payable (other than as provided in this Agreement) but unpaid, any payment with respect to such award pursuant to this Agreement will be considered a full satisfaction of Executive’s rights with respect to such award; and if Executive has elected to defer the payment of one or more, or any portion, of any payment otherwise due to be made without regard to this Agreement into a nonqualified deferred compensation plan maintained by the Company or any of its Subsidiaries, then in lieu of payment directly to Executive, such payment, or the applicable portion thereof, elected to be deferred shall be paid or credited instead under such nonqualified deferred compensation plan if and to the extent that payment pursuant to this Agreement would be considered an impermissible acceleration or change in the time or form of payment thereof in violation of the requirements of Section 409A of the Code (as defined in Section 25).

Notwithstanding the foregoing or any other provision of this Agreement or any Change in Control Agreement, the Company and Executive explicitly agree that Executive will not be entitled to payments and benefits under this Agreement and under any Change in Control Agreement with respect to the same set of circumstances and in the event Executive becomes entitled to payments or benefits pursuant to this Agreement and at the same time is entitled to payments and benefits under any Change in Control Agreement with respect to the same set of circumstances, Executive shall only be entitled to those payments and benefits under, and only be subject to the other applicable provisions of, this Agreement or the Change in Control Agreement (to the total exclusion of the payment and benefit rights and terms and conditions of the other agreement) based solely on which agreement provides in the aggregate, on an after-tax basis, the greatest value to Executive when each agreement’s payments and benefits are reasonably valued. Such valuation shall be determined in the sole and absolute discretion of the Company.

(d) Cessation of Employment on Account of Disability, Cause or Death. Notwithstanding anything in this Agreement to the contrary, if Executive’s employment terminates on account of Disability, Executive shall be entitled only to receive disability benefits under any disability program maintained by the Company that covers Executive, and Executive shall not be considered to have incurred a Covered Termination under this Agreement and shall not receive payments and benefits pursuant to this Section 6. If Executive’s employment terminates on account of Cause or because of his death, Executive shall not be considered to have incurred a Covered Termination under this Agreement and shall not receive payments and benefits pursuant to this Section 6.

(e) Beneficiaries. Executive shall be entitled to select (and change, to the extent permitted under any applicable law) a beneficiary or beneficiaries to receive any compensation payable hereunder following Executive’s death, and may change such election, in either case by giving the Company written notice thereof. In the event of Executive’s death or a judicial determination of his incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative. If Executive dies without having designated a beneficiary, or if the beneficiary so designated has predeceased Executive or cannot be located by the Company within one year after the date when the Company commenced making a reasonable effort to locate such beneficiary, then Executive’s surviving spouse, or if none, then Executive’s estate shall be deemed to be his beneficiary.

7. Nonqualified Deferred Compensation Plan Omnibus Provisions. Notwithstanding any other provision of this Agreement, it is intended that any payment or benefit which is provided pursuant to or in connection with this Agreement which is considered to be nonqualified deferred compensation subject to Section 409A of the Code (as defined in Section 25) shall be provided and paid in a manner, and at such time, including without limitation payment and provision of benefits only in connection with a permissible payment event contained in Section 409A occurs (e.g., death, disability, separation from service from the Company and its affiliates as defined for purposes of Section 409A of the Code), and in such form, as complies with the applicable requirements of Section 409A of the Code to avoid the unfavorable tax consequences provided therein for non-compliance. Notwithstanding any other provision of this Agreement, the Board is authorized to amend this Agreement, to amend any election made by Executive under this Agreement and/or to delay the payment of any monies and/or provision of any benefits in such manner as may be determined by it to be necessary or appropriate to comply, or to evidence or further evidence required compliance, with Section 409A of the Code (including any transition or grandfather rules thereunder). For purposes of this Agreement, all rights to payments and benefits hereunder shall be treated as rights to receive a series of separate payments and benefits to the fullest extent allowed by Section 409A of the Code. If Executive is a key employee (as defined in Section 416(i) of the Code without regard to paragraph (5) thereof) and any of the Company’s stock is publicly traded on an established securities market or otherwise, then payment of any amount or provision of any benefit under this Agreement which is considered to be nonqualified deferred compensation subject to Section 409A of the Code shall be deferred for six (6) months as required by Section 409A(a)(2)(B)(i) of the Code (the “409A Deferral Period”). In the event such payments are otherwise due to be made in installments or periodically during the 409A Deferral Period, the payments which would otherwise have been made in the 409A Deferral Period shall be accumulated and paid in a lump sum as soon as the 409A Deferral Period ends, and the balance of the payments shall be made as otherwise scheduled. In the event benefits are required to be deferred, any such benefit may be provided during the 409A Deferral Period at Executive’s expense, with Executive having a right to reimbursement from the Company once the 409A Deferral Period ends, and the balance of the benefits shall be provided as otherwise scheduled. For purposes of this Agreement, severance of employment will be read to mean a “separation from service” within the meaning of Section 409A of the Code where it is reasonably anticipated that no further services would be performed after such date or that the level of bona fide services Executive would perform after that date (whether as an employee or independent contractor) would permanently decrease to no more than 20 percent of the average level of bona fide services performed over the immediately preceding thirty-six (36) month period (or, if lesser, the period of Executive’s service).

8. Release. Notwithstanding the foregoing, no payments shall be made or benefits provided under Section 6(c) unless Executive executes, and does not revoke, the Company’s standard written release, substantially in the form as attached hereto as Appendix A (the “Release”), of any and all claims against the Company and all related parties with respect to all matters arising out of Executive’s employment by the Company (other than any claim or entitlement under an employee benefit, long term cash or equity compensation plan, program, arrangement or agreement which is due pursuant to the terms of such plan, program, arrangement or agreement) or a termination thereof. Such Release, with the period for revoking the same having already expired, must be provided to the Company on or after, but no later than sixty (60) days following, Executive’s Termination Date.

9. Covenants Not to Compete and Not to Solicit; Breach of Agreement Obligations by Executive.

(a) Covenant Not to Compete. In the event Executive is entitled to receive payments and benefits under Section 6(c) above, then, for a period of one (1) year following Executive’s Termination Date, Executive shall not directly or indirectly engage in (whether as an employee, consultant, proprietor, partner, director or otherwise), or have any ownership interest in, or participate in a financing, operation, management or control of, any person, firm, corporation or business that is a Restricted Business in a Restricted Territory without the prior written consent of the Board. For this purpose, ownership, whether direct or beneficial, of no more than 5% of the outstanding securities entitled to vote generally in the election of directors of a publicly traded corporation shall not constitute a violation of this provision.

(b) Covenant Not to Solicit. In the event Executive is entitled to receive payments and benefits under Section 6(c) above, then, for a period of one (1) year following Executive’s Termination Date, Executive shall not: (i) solicit, encourage or take any other action which is intended to induce any other employee, any supplier or any customer, of the Company or any Subsidiary to terminate his employment or relationship with the Company or any Subsidiary; or (ii) interfere in any manner with the contractual or employment relationship between the Company and any such employee, supplier or customer of the Company or any Subsidiary. The foregoing shall not prohibit Executive or any entity with which Executive may be affiliated from hiring a former employee of the Company or any Subsidiary; provided, that such hiring results exclusively from such former employee’s affirmative response to a general recruitment effort.

(c) Interpretation. The covenants contained herein are intended to be construed as a series of separate covenants, one for each of the counties, parishes, towns, cities or states or similar local governmental or political subdivisions of the Restricted Territory. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant contained in the preceding subsections. If, in any judicial proceeding, the court shall refuse to enforce any of the separate covenants (or any part thereof) deemed included in such subsections, then such unenforceable covenant (or such part) shall be deemed to be eliminated from this Agreement for the purpose of those proceedings to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced.

(d) Remedies for Breach. In the event of Executive’s termination of employment, the Company’s obligations to provide the payments and benefits set forth in Section 6(c) shall be and are expressly conditioned upon Executive’s covenants not to compete and not to solicit as provided herein. In the event Executive breaches his obligations to the Company as provided herein, the Company’s obligations to provide the payments and benefits set forth in Section 6(c) shall cease, and Executive shall be obligated to return to the Company any payments and the value of any benefits previously received by him pursuant to Section 6(c). In addition, it is recognized that damages in the event of breach of this Section 9 by Executive would be difficult, if not impossible, to ascertain, and it is therefore specifically agreed that the Company, in addition to and without limiting any other remedy or right it may have, shall have the right to an injunction or other equitable relief in any court of competent jurisdiction, enjoining any such breach. The existence of the express rights to cease or recover payment and the value of benefits otherwise provided for in Section 6(c) and to obtain an injunction or other equitable relief shall not preclude the Company from pursuing any other rights and remedies at law or in equity which it may have.

(e) Definitions. For proposes of this Section 9, the following terms have the following meanings:

(i) “Restricted Business” means any business function with a direct competitor of the Company or any Subsidiary that is substantially similar to the business function performed by Executive with the Company or any Subsidiary immediately prior to his Termination Date.

(ii) “Restricted Territory” means the counties, parishes, towns, cities, or states or similar governmental or political subdivisions of any country in which the Company or any Subsidiary operates or does business, inclusive of markets in which the Company competes with the Restricted Business to sell its products.

(f) Reasonableness. In the event that the provisions of this Section 9 shall ever be deemed to exceed the time, scope or geographic limitations permitted by applicable laws, then such provisions shall be reformed to the maximum time, scope or geographic limitations, as the case may be, permitted by applicable laws.

10. Enforcement. Without limiting the rights of Executive at law or in equity, if the Company fails to make any payment required to be made or provided hereunder on a timely basis, the Company will pay interest on the amount or value thereof at an annualized rate of interest equal to the so-called composite “prime rate” as quoted from time to time during the relevant period in the Eastern Edition of The Wall Street Journal. Such interest will be payable as it accrues consistent with the timing of the related payments or benefits to be provided. Any change in such prime rate will be effective on and as of the date of such change.

11. Duties upon Termination; Mitigation Obligation. Upon termination of employment for any reason, Executive or his estate shall surrender to the Company all correspondence, letters, files, contracts, mailing lists, customer lists, advertising materials, ledgers, supplies, equipment, checks, and all other materials and records of any kind that are the property of the Company or any of its subsidiaries or affiliates, that may be in Executive’s possession or under his control, including all copies of any of the foregoing. The Company hereby acknowledges that it will be difficult and may be impossible for Executive to find reasonably comparable employment following the Termination Date. Accordingly, the payment and provision of the severance compensation by the Company to Executive in accordance with the terms of this Agreement is hereby acknowledged by the Company to be reasonable, and Executive will not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor will any profits, income, earnings or other benefits from any source whatsoever create any mitigation, offset, reduction or any other obligation on the part of Executive hereunder or otherwise.

12. Legal Fees and Expenses. If litigation or arbitration is commenced by either party to enforce or interpret any provision contained in this Agreement, the Company will undertake to indemnify Executive for his reasonable attorneys’ fees and expenses associated with such litigation or arbitration if Executive substantially prevails in such litigation or arbitration or any settlement thereof. Notwithstanding the foregoing, if it should appear to Executive that the Company has failed to comply with any of its obligations under this Agreement or in the event that the Company or any other person takes or threatens to take any action to declare this Agreement void or unenforceable, or institutes any litigation or other action or proceeding designed to deny, or to recover from, Executive the payments provided or intended to be provided to Executive under Section 6(c) of this Agreement, the Company will in any event reimburse Executive for his reasonable attorneys’ fees and expenses incurred in connection therewith up to $10,000 without regard to the commencement or outcome of any litigation or arbitration in order for Executive to retain counsel to advise and represent Executive in connection with any such interpretation, enforcement or defense, including without limitation the initiation or defense of any litigation or other legal action, whether by or against the Company or any director, officer or employee of the Company, in any jurisdiction. Notwithstanding any existing or prior attorney-client relationship between the Company and such counsel, the Company irrevocably consents to Executive’s entering into an attorney-client relationship with such counsel, and in that connection, the Company and Executive agree that a confidential relationship will exist between Executive and such counsel. The first $10,000 of such expenses will be paid by the Company as soon as administratively feasible after they are incurred by Executive, and any balance thereof due to Executive shall be paid within thirty (30) days after any final judgment or decision or settlement in which Executive substantially prevails.

13. Confidentiality. Executive hereby covenants and agrees that, except as specifically requested or directed by the Company, he will not disclose to any person not employed by the Company, or use in connection with engaging in competition with the Company, any confidential or proprietary information (as provided below) of the Company. For purposes of this Agreement, the term “confidential or proprietary information” will include all information of any nature and in any form that is owned by the Company and that is not publicly available (other than by Executive’s breach of this Section 13) or generally known to persons engaged in businesses similar or related to those of the Company. Confidential or proprietary information will include, without limitation, the Company’s financial matters, customers, employees, industry contracts, strategic business plans, product development (or other proprietary product data), marketing plans, consulting solutions and processes, and all other secrets and all other information of a confidential or proprietary nature which is protected by the Uniform Trade Secrets Act. For purposes of the preceding two sentences, the term “Company” will also include any Subsidiary. The foregoing obligations imposed by this Section 13 will not apply (i) in the course of the business of and for the benefit of the Company, (ii) if such confidential or proprietary information has become, through no fault of Executive, generally known to the public, or (iii) if Executive is required by law to make disclosure (after giving the Company notice and an opportunity to contest such requirement). In addition, if not otherwise filed by the Company with the U.S. Securities and Exchange Commission (“SEC”) and available through public disclosure from the SEC, Executive agrees not to disclose the terms of this Agreement to anyone, except Executive’s spouse, attorney and, as necessary, tax/financial advisor, except as may be required by law. Likewise, the Company agrees that the terms of this Agreement will not be disclosed except as may be necessary to obtain approval or authorization to fulfill its obligations hereunder or as required by law. It is expressly understood that any violation of the confidentiality obligation imposed hereunder constitutes a material breach of this Agreement.

14. Employment Rights. Executive and the Company acknowledge that, except as may otherwise be provided under any other written agreement between Executive and the Company or a Subsidiary, the employment of Executive by the Company is “at will.” Nothing expressed or implied in this Agreement will create any right or duty on the part of the Company or Executive to have Executive remain in the employment of the Company or any Subsidiary.

15. Withholding of Taxes. The Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as the Company is required to withhold pursuant to any applicable law, regulation or ruling.

16. Successors and Binding Agreement.

(a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company, by agreement in form and substance reasonably satisfactory to Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no such succession had taken place. This Agreement will be binding upon and inure to the benefit of the Company and any successor to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business or assets of the Company whether by purchase, merger, consolidation, reorganization or otherwise (and such successor will thereafter be deemed “Company” for the purposes of this Agreement), but will not otherwise be assignable, transferable or delegable by the Company.

(b) This Agreement will inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees and legatees. This Agreement will supersede the provisions of any employment agreement between Executive and the Company that relate to any matter that is also the subject of this Agreement, and such provisions in such employment agreement will be null and void. Except as provided in Section 6(c) or 7 hereof, the foregoing sentence shall have no impact on any outstanding agreement made with Executive under the Company’s long-term incentive program, including, stock option, restricted stock, restricted unit, other equity- or cash-based incentive awards or other equity- or cash-based agreements at any time in effect.

(c) This Agreement is personal in nature and neither of the parties hereto will, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided in Sections 16(a) and (b). Without limiting the generality or effect of the foregoing, Executive’s right to receive payments hereunder will not be assignable, transferable or delegable, whether by pledge, creation of a security interest, or otherwise, other than by a transfer by Executive’s will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this Section 16(c), the Company will have no liability to pay any amount so attempted to be assigned, transferred or delegated.

17. Notices. For all purposes of this Agreement, all communications, including without limitation, notices, consents, requests or approvals, required or permitted to be given hereunder will be in writing and will be deemed to have been duly given when hand delivered or dispatched by electronic facsimile transmission (with receipt thereof confirmed electronically), or five (5) business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, or three (3) business days after having been sent by a nationally recognized courier service for overnight/next-day delivery, such as FedEx, UPS, or the United States Postal Service, addressed to the Company (to the attention of the Secretary of the Company) at its principal executive office and to Executive at his principal residence, or to such other address as any party may have furnished to the other in writing and in accordance herewith, except that notices of changes of address will be effective only upon receipt.

18. Governing Law; Dispute Resolution. The validity, interpretation, construction and performance of this Agreement will be governed by and construed in accordance with the substantive laws of the State of Delaware, without giving effect to the principles of conflict of laws of such State. Any dispute or controversy arising under or in connection with this Agreement shall be resolved by arbitration in either Richmond, Virginia or Charleston, West Virginia as so determined by Executive. Three arbitrators shall be selected, and arbitration shall be conducted, in accordance with the rules of the American Arbitration Association. Subject to Section 12 hereof, the arbitrators shall have the discretion to award the cost of arbitration, arbitrators’ fees and the respective attorneys’ fees of each party between the parties as they see fit.

19. Validity. If any provision of this Agreement or the application of any provision hereof to any person or circumstances is held invalid, unenforceable or otherwise illegal, the remainder of this Agreement and the application of such provision to any other person or circumstances will not be affected, and the provision so held to be invalid, unenforceable or otherwise illegal will be reformed to the extent (and only to the extent) necessary to make it enforceable, valid or legal.

20. Amendment; Modification. This Agreement may only be amended by written agreement of the parties hereto. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in a writing signed by Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, expressed or implied with respect to the subject matter hereof have been made by either party that are not set forth expressly in this Agreement.

21. Acknowledgement. Executive acknowledges that he has signed this Agreement voluntarily and knowingly in exchange for the consideration described herein, which Executive acknowledges is adequate and satisfactory to him and which Executive acknowledges is in addition to any other benefits to which Executive is otherwise entitled and that Executive has been and is hereby advised in writing to consult with an attorney prior to signing this Agreement.

22. Miscellaneous. References to Sections are to references to Sections of this Agreement. Any reference in this Agreement to a provision of a statute, rule or regulation will also include any successor provision thereto. Whenever used herein, the masculine includes the feminine.

23. Survival. Notwithstanding any provision of this Agreement to the contrary, the parties’ respective rights and obligations under Sections 6, 7, 8, 9, 10, 11, 12, 13, 16 and 18 will survive any termination or expiration of this Agreement or the termination of Executive’s employment for any reason whatsoever.

24. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same agreement.

25. Certain Defined Terms. In addition to terms defined elsewhere herein, the following terms have the following meanings when used in this Agreement with initial capital letters:

(a) “Board” means the Board of Directors of the Company. If Executive is also a member of the Board, then in the case of any provision hereof that requires action by, or a determination of, the Board in connection with this Agreement, it is understood that such provision refers to the members of the Board other than Executive. Unless otherwise provided by the Board and except in determining Cause, the Compensation Committee of the Board shall have full authority to act on behalf of the Board in connection with any duty or action expressly assigned under, or implicitly to be acted on in connection with, this Agreement to or by the Board.

(b) “Cause” shall occur hereunder only upon:

(i) the willful and continued failure by Executive substantially to perform his duties with the Company (other than any such failure resulting from his incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to him by the Board which specifically identifies the manner in which the Board believes that he has not substantially performed his duties,

(ii) Executive’s willful breach of fiduciary duty, willful violation of any law, rule, or regulation (other than traffic violations or similar offenses), willful violation of a final cease and desist order or willful engaging in other gross misconduct which is materially and demonstrably injurious to the Company or any Subsidiary, or

(iii) Executive’s conviction of, or pleading guilty or nolo contendere to, the commission of a felony involving fraud, embezzlement, theft or moral turpitude.

For purposes of this Section 25(b), no act, or failure to act, on Executive’s part described in clause (i) or (ii) above shall be considered “willful” unless done, or omitted to be done, by him not in good faith and without reasonable belief that his action or omission was in the best interest of the Company and its Subsidiaries. Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to him a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds of the entire membership of the Board at a meeting of the Board called and held for the purpose, among others (after at least twenty (20) days prior notice to Executive and an opportunity for Executive, together with his counsel, to be heard before the Board), of finding that (x) in the good faith opinion of the Board Executive failed to perform his duties or engaged in misconduct as set forth above in clause (i) or (ii) of this paragraph, and, if applicable, that Executive did not correct such failure or cease such misconduct after being requested to do so by the Board, or (y) as set forth in clause (iii) of this paragraph, Executive has been convicted of or has entered a plea of nolo contendere to the commission of a felony. The fact that Executive is or shortly may be “retirement eligible” and thus eligible for or entitled to post-retirement benefits from any plan, arrangement or program sponsored, participated in or contributed to by the Company or any Subsidiary shall not prevent Executive’s termination from being considered termination for Cause.

(c) “Change in Control” means the occurrence of any of the following events:

(i) a third person, including a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person) shares of the Company having thirty (30) percent or more of the total number of votes that may be cast for the election of directors of the Company; or

(ii) as the result of any cash tender or exchange offer, merger or other business combination, or any combination of the foregoing transactions, (a “Transaction”), the persons who were directors of the Company before the Transaction shall cease to constitute a majority of the Board of the Company or any successor to the Company and be replaced by persons whose appointment or election is not endorsed by the majority of directors before the Tranaction.

(d) “Code” means the Internal Revenue Code of 1986, as amended.

(e) “Disability” means Executive becomes permanently disabled within the meaning of, and begins actually to receive long-term disability benefits pursuant to, the long-term disability plan of the Company or any Subsidiary in effect for, or applicable to, Executive, or if none, then Executive is determined by the Social Security Administration to be totally and permanently disabled for purposes of entitlement to Social Security disability benefits.

(f) “Good Reason” means one of the following events:

(i) the assignment to Executive of any duties inconsistent in any respect with Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities in effect immediately on the Effective Date, or any other action by the Company or any Subsidiary which results in a diminution in such position, authority, duties or responsibilities, other than an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company or Subsidiary promptly after receipt of notice thereof given by Executive;

(ii) any failure by the Company or any Subsidiary to continue Executive’s employment upon the terms and conditions as existed on the Effective Date (as the same may be increased from time to time during the Term) other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company or Subsidiary promptly after receipt of notice thereof given by Executive, including but not limited to compensation level and annual and long-term cash and equity incentive opportunity, but excluding any term or condition covered in clause (i) above; or

(iii) a material reduction in the level of Employee Benefits provided to Executive on the Effective Date.

For purposes hereof, “Employee Benefits” means the perquisites, benefits and service credit for benefits as provided under any and all employee retirement income and welfare benefit policies, plans, programs or arrangements in which Executive is entitled to participate, including, without limitation, any stock option, stock appreciation, stock purchase, restricted stock, restricted unit, performance stock, performance unit, shadow stock or similar equity incentive plan, program, arrangement, savings, pension, supplemental executive retirement, or other retirement income or welfare benefit, deferred compensation, incentive compensation, group or other life, health, medical/hospital or other insurance (whether funded by actual insurance or self-insured by the Company or a Subsidiary), disability, salary continuation, expense reimbursement and other employee benefit policies that may exist as of the Effective Date or any successor policies, plans or arrangements that provide substantially similar perquisites or benefits.

Without limiting the generality or effect of the foregoing, Executive shall have no right to terminate employment for Good Reason in connection with an event described above unless (x) Executive provides written notice to the Company within thirty (30) days of the occurrence of such event that identifies such event with particularity, and (y) the Company fails to correct such event within ten (10) business days after receipt of such notice from Executive.

In no event shall the termination of Executive’s employment with the Company on account of Executive’s death or Disability or because Executive engaged in conduct constituting Cause be deemed to be a termination for Good Reason.

(g) “Retention Cash Awards” means the retention cash awards of $150,000 payable to Executive on January 1, 2007, January 1, 2008 and January 1, 2009 so long as Executive has been continuously employed by the Company through each such date, respectively.

(h) “Subsidiary” means any Company affiliate, whether or not incorporated, at least 50% of the outstanding capital stock or other ownership interests of which is owned, directly or indirectly, by the Company.

(i) “Termination Date” means the last day of Executive’s employment with the Company and all Subsidiaries.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date first above written.

MASSEY ENERGY COMPANY

By:	/s/ Baxter F. Phillips, Jr.
Name:	Baxter F. Phillips, Jr.
Title:	President

/s/ Michael K. Snelling
Michael K. Snelling

Appendix A

SEPARATION OF EMPLOYMENT AGREEMENT AND GENERAL RELEASE

THIS SEPARATION OF EMPLOYMENT AGREEMENT AND GENERAL RELEASE (the “Agreement”) is made as of this      day of                     ,             , by and between Massey Energy Company, a Delaware corporation (the “Company”), and                                          (the “Executive”).

WHEREAS, Executive formerly was employed by the Company as                    ; and

WHEREAS, Executive and Company entered into an Employment Agreement, originally effective as of May 25, 2006, which was amended and restated effective                     , 2008 (the “Employment Agreement”) which provides for certain payments in the event that Executive’s employment is terminated on account of a reason set forth in the Employment Agreement; and

WHEREAS, an express condition of Executive’s entitlement to the payments under the Employment Agreement is the execution of a general release in the form set forth below; and

WHEREAS, Executive and the Company mutually desire to terminate Executive’s employment on an amicable basis, such termination to be effective                          ,              (“Termination Date”).

NOW, THEREFORE, IT IS HEREBY AGREED by and between Executive and the Company as follows:

1. (a) Executive, for and in consideration of the commitments of the Company as set forth in paragraph 6 of this Agreement, and intending to be legally bound, does hereby REMISE, RELEASE AND FOREVER DISCHARGE the Company, its affiliates, subsidiaries and parents, and its officers, directors, employees, and agents, and its and their respective successors and assigns, heirs, executors, and administrators (collectively, “Releasees”) from all causes of action, suits, debts, claims and demands whatsoever in law or in equity, which Executive ever had, now has, or hereafter may have, whether known or unknown, or which Executive’s heirs, executors, or administrators may have, by reason of any matter, cause or thing whatsoever, from the beginning of Executive’s employment to the date of this Agreement, and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to Executive’s employment relationship with the Company, the terms and conditions of that employment relationship, and the termination of that employment relationship, including, but not limited to, any claims arising under the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Family and Medical Leave Act of 1993, the Employee Retirement Income Security Act of 1974, and any other claims under any federal, state or local common law, statutory, or regulatory provision, now or hereafter recognized, and any claims for attorneys’ fees and costs. This Agreement is effective without regard to the legal nature of the claims raised and without regard to whether any such claims are based upon tort, equity, implied or express contract or discrimination of any sort.

(b) To the fullest extent permitted by law, and subject to the provisions of paragraph 11 below, Executive represents and affirms that (i) [other than             ,] Executive has not filed or caused to be filed on Executive’s behalf any claim for relief against the Company or any Releasee and, to the best of Executive’s knowledge and belief, no outstanding claims for relief have been filed or asserted against the Company or any Releasee on Executive’s behalf; and (ii) [other than             ,] Executive has not reported any improper, unethical or illegal conduct or activities to any supervisor, manager, department head, human resources representative, agent or other representative of the Company, to any member of the Company’s legal or compliance departments, or to the ethics hotline, and has no knowledge of any such improper, unethical or illegal conduct or activities. Executive agrees to dismiss with prejudice all claims for relief filed before the date hereof.

(c) Notwithstanding any other provision herein, the foregoing release does not apply to any claim or entitlement under an employee benefit or long term cash or equity incentive compensation plan, program, arrangement or agreement which is due pursuant to the terms of such plan, program, arrangement or agreement.

2. The Company, for and in consideration of the commitments of Executive as set forth in this Agreement, and intending to be legally bound, does hereby REMISE, RELEASE AND FOREVER DISCHARGE Executive from all claims, demands or causes of action arising out of facts or occurrences prior to the date of this Agreement, but only to the extent the Company knows or reasonably should know of such facts or occurrence and only to the extent such claim, demand or cause of action relates to a violation of applicable law or the performance of Executive’s duties with the Company; provided, however, that this release of claims shall not in any case be effective with respect to any claim by the Company alleging a breach of Executive’s obligations under this Agreement. [Note: The Company and Executive may, but shall not be required to mutually agree on a case-by-case basis at the time of the signing of this release to include the foregoing provision, or a substantially similar provision, to this Agreement.]

3. In consideration of the Company’s agreements as set forth in paragraph 6 herein, Executive agrees to comply with the limitations described in Sections 9 and 13 of the Employment Agreement.

4. Executive further agrees and recognizes that Executive has permanently and irrevocably severed Executive’s employment relationship with the Company and its affiliated entities, that Executive shall not seek employment with the Company or any affiliated entity at any time within two (2) years after his Termination Date, and that neither the Company nor any affiliated entity has any obligation to employ him in the future.

5. Executive further agrees that Executive will not disparage or subvert the Company, or make any statement reflecting negatively on the Company, its affiliated entities, or any of their officers, directors, employees, agents or representatives, including, but not limited to, any matters relating to the operation or management of the Company, Executive’s employment and the termination of Executive’s employment, irrespective of the truthfulness or falsity of such statement.

6. In consideration for Executive’s agreements as set forth herein, the Company agrees to pay or provide to or for Executive the payments described in Section 6(c) of the Employment Agreement, the provisions of which are incorporated herein by reference. Except as set forth in this Agreement, it is expressly agreed and understood that Releasees do not have, and will not have, any obligations to provide Executive at any time in the future with any payments, benefits or considerations other than those recited in this paragraph, those excluded from release in Section 1(c) of this Agreement or those required by law, other than under the terms of any benefit plans which provide benefits or payments to former employees according to their terms.

7. Executive understands and agrees that the payments and agreements provided in this Agreement are being provided to him in consideration for Executive’s acceptance and execution of, and in reliance upon Executive’s representations in, this Agreement. Executive acknowledges that if Executive had not executed this Agreement containing a release of all claims against the Company, Executive would not have been entitled to the payments set forth in Section 6(c) of the Employment Agreement.

8. Executive acknowledges and agrees that the Company previously has satisfied any and all obligations owed to him under any employment agreement or offer letter Executive has with the Company and, further, that this Agreement supersedes any employment agreement or offer letter Executive has with the Company, and any and all other prior agreements or understandings, whether written or oral, between the parties which are inconsistent with this Agreement, and further, that, except as set forth expressly herein, no promises or representations have been made to him in connection with the termination of Executive’s employment agreement, if any, or offer letter, if any, with the Company, or the terms of this Agreement or the Employment Agreement.

9. If not otherwise filed by the Company with the U.S. Securities and Exchange Commission (“SEC”) and available through public disclosure from the SEC, Executive agrees not to disclose the terms of this Agreement or the Employment Agreement to anyone, except Executive’s spouse, attorney and, as necessary, tax/financial advisor, except as may be required by law. Likewise, the Company agrees that the terms of this Agreement will not be disclosed except as may be necessary to obtain approval or authorization to fulfill its obligations hereunder or as required by law. It is expressly understood that any violation of the confidentiality obligation imposed hereunder constitutes a material breach of this Agreement.

10. Executive represents that Executive does not presently have in Executive’s possession any records and business documents, whether on computer or hard copy, and other materials (including but not limited to computer disks and tapes, computer programs and software, office keys, correspondence, files, customer lists, technical information, customer information, pricing information, business strategies and plans, sales records and all copies thereof) (collectively, the “Corporate Records”) provided by the Company and/or its predecessors, subsidiaries or affiliates or obtained as a result of Executive’s prior employment with the Company and/or its predecessors, subsidiaries or affiliates, or created by Executive while employed by or rendering services to the Company and/or its predecessors, subsidiaries or affiliates. Executive acknowledges that all such Corporate Records are the property of the Company. In addition, Executive shall promptly return in good condition any and all Company owned equipment or property, including, but not limited to, automobiles, personal data assistants, facsimile machines, copy machines, pagers, credit cards, cellular telephone equipment, business cards, laptops and computers, unless mutually agreed upon in writing. As of the Termination Date, the Company will make arrangements to remove, terminate or transfer any and all business communication lines including network access, cellular phone, fax line and other business numbers.

11. Nothing in this Agreement shall prohibit or restrict Executive from: (i) making any disclosure of information required by law; (ii) providing information to, or testifying or otherwise assisting in any investigation or proceeding brought by, any federal regulatory or law enforcement agency or legislative body, any self-regulatory organization, or the Company’s designated legal, compliance or human resources officers; or (iii) filing, testifying, participating in or otherwise assisting in a proceeding relating to an alleged violation of any federal, state or municipal law relating to fraud, or any rule or regulation of the Securities and Exchange Commission or any self-regulatory organization.

12. The parties agree and acknowledge that the agreement by the Company described herein, and the settlement and termination of any asserted or unasserted claims against the Releasees, are not and shall not be construed to be an admission of any violation of any federal, state or local statute or regulation, or of any duty owed by any of the Releasees to Executive.

13. Executive agrees and recognizes that should Executive breach any of the obligations or covenants set forth in this Agreement, the Company will have no further obligation to provide Executive with the consideration set forth herein, and will have the right to seek repayment of all consideration paid up to the time of any such breach. Further, Executive acknowledges in the event of a breach of this Agreement, Releasees may seek any and all appropriate relief for any such breach, including equitable relief and/or money damages, attorneys’ fees and costs.

14. Executive further agrees that the Company shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as to an equitable accounting of all earnings, profits and other benefits arising from any violations of this Agreement, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled.

15. This Agreement and the obligations of the parties hereunder shall be construed, interpreted and enforced in accordance with the laws of the State of Delaware, without giving effect to the principles of conflict of laws of such State.

16. Executive certifies and acknowledges as follows:

(a) That Executive has read the terms of this Agreement, and that Executive understands its terms and effects, including the fact that, other than as excepted in paragraph 1 hereof, Executive has agreed to RELEASE AND FOREVER DISCHARGE the Company and each and every one of its affiliated entities from any legal action arising out of Executive’s employment relationship with the Company and the termination of that employment relationship; and

(b) That Executive has signed this Agreement voluntarily and knowingly in exchange for the consideration described herein, which Executive acknowledges is adequate and satisfactory to him and which Executive acknowledges is in addition to any other payments or benefits to which Executive is otherwise entitled; and

(c) That Executive has been and is hereby advised in writing to consult with an attorney prior to signing this Agreement; and

(d) That Executive does not waive rights or claims that may arise after the date this Agreement is executed; and

(e) That the Company has provided him with a period of [twenty-one (21)—generally applicable for an individual termination] days within which to consider this Agreement, and that Executive has signed on the date indicated below after concluding that this Separation of Employment Agreement and General Release is satisfactory to him; and

(f) Executive acknowledges that this Agreement may be revoked by him within seven (7) days after execution, and it shall not become effective until the expiration of such seven (7) day revocation period. In the event of a timely revocation by Executive, this Agreement will be deemed null and void and the Company will have no obligations hereunder.

Intending to be legally bound hereby, Executive and the Company executed the foregoing Separation of Employment Agreement and General Release this day of                          ,             .

Witness:
Executive

MASSEY ENERGY COMPANY

By:	Witness:
Name:
Title: